Exhibit 99.1

Contacts:
Ivana Magovčević-Liebisch
General Counsel and Executive Vice President,
Corporate Communications
(617) 250-5759
imagovcevic@dyax.com

Nicole P. Jones
Associate Director, Investor Relations and
Corporate Communications
(617) 250-5744
njones@dyax.com

Dyax Corp. Announces Fourth Quarter and Year End 2006
Financial Results

CAMBRIDGE, MA, February 21, 2007 — Dyax Corp. (Nasdaq: DYAX) today announced financial results for the fourth quarter and year ended December 31, 2006.  Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter and year end and to discuss the recently announced mutual termination of the joint venture between Dyax and Genzyme Corporation.

Financial Results:

For the quarter ended December 31, 2006, the Company reported a net loss of $20.2 million or $0.46 per share, as compared to a net loss of $5.6 million or $0.15 per share for the comparable quarter in 2005.  For the year ended December 31, 2006, Dyax reported a net loss of $50.3 million or $1.18 per share, as compared to a net loss of $30.9 million or $0.87 per share for the year ended December 31, 2005.  On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Accounting for Stock-Based Compensation”.  For the three months and year ended December 31, 2006, it recorded aggregate expenses for stock-based compensation of $618,000 and $2.3 million, respectively, which are included in research and development and general and administrative expenses in our Selected Consolidated Statements of Operations.

Revenues for the quarter ended December 31, 2006 decreased to $3.2 million as compared to $7.3 million for the comparable quarter in 2005.  Revenues for the year ended December 31,

2006 decreased to $12.8 million as compared to $19.9 million for the year ended December 31, 2005.  The decrease in revenue for the quarter primarily relates to a $3.0 million milestone payment received from Genzyme in December 2005 for initiating the EDEMA3 trial of DX-88 for HAE, and a decrease of $1.4 million in revenues associated with our former product collaboration with Debiopharm, which was completed in early 2006.  These decreases were partially offset by an increase in funded research revenue.  The decrease of $7.1 million for the year was primarily related to a $4.7 million decrease in revenues associated with the research portion of the Debiopharm collaboration, recognition of the $3.0 million milestone received from Genzyme and a $1.8 million decrease in licensing activities due to the fact that our 2005 license fees included the recognition of a fully paid $1.5 million patent license option fee.  These decreases were partially offset by $3.0 million in milestone payments received from Debiopharm and recognized as revenue in 2006.  The receipt and recognition of clinical milestones received from our collaborators and licensees may vary substantially from quarter-to-quarter due to the timing of their clinical activities.

Research and development expenses for the fourth quarter increased to $20.1 million as compared to $11.3 million for the comparable period in 2005.  For the year ended December 31, 2006, research and development expenses increased to $53.6 million as compared to $47.4 million for the comparable period in 2005.  These increases in research and development expenses were primarily attributable to our Validation Agreement entered into with Genzyme in 2006, under which we retain ownership of the DX-88 material and can use it for the surgical indication.  Under this agreement we incurred $9.8 million of DX-88 manufacturing expenses that are included in our research and development expenses but not currently reimbursable by the Dyax-Genzyme LLC joint venture.

Subsequent to year end 2006, the Dyax-Genzyme LLC joint venture is in the process of being terminated.  The termination agreement stipulates that Dyax will receive all the assets of the joint venture, including a 100% ownership of DX-88 worldwide, as well as $17 million in cash.  Genzyme will receive 4.4 million shares of Dyax common stock for their 50% interest in the LLC joint venture.  The $17 million payment will offset the additional DX-88 development costs in HAE that Dyax anticipates it will incur into the first quarter of 2008.

As of December 31, 2006, Dyax had a total of $60.5 million in cash, cash equivalents, and short-term and long-term investments, exclusive of restricted cash, which is a net increase of $9.8 million from December 31, 2005, which does not include the one-time payment of $17 million from Genzyme.  This increase resulted from the $30.2 million in net cash proceeds from our underwritten common stock offering in March 2006 and the net $29.5 million upfront cash payment in August from our Royalty Interest Assignment Agreement with the Paul Royalty Fund.  The cash generated from these financings were primarily used to fund our operating cash requirements for the year and a $7.1 million dollar increase in restricted cash used as collateral for the Genzyme note, which remains due in May 2010.

Corporate Progress:

“Significant milestones were achieved this quarter in our clinical programs for DX-88,” stated Henry E. Blair, Chairman and Chief Executive Officer of Dyax.  “With respect to the HAE program, we presented positive final results from EDEMA2, we treated the last patient in the Phase 3 (EDEMA3) trial, and we finalized the design of the EDEMA4 confirmatory trial that is on track to begin in the first quarter of 2007.  In addition to these accomplishments, we finalized the trial design for the Phase 2 trial for on-pump cardiothoracic surgery (CTS) and expect to treat our first patient in that trial in the first quarter of 2007.”

Commenting further on the recent announcement of the mutual joint venture termination, “We have had a productive working relationship with Genzyme over the past four years as they have supported our activities financially and provided us with their knowledge and expertise in the development of orphan drugs.  Dyax’s focus on the HAE program remains strong and we continue to be enthusiastic about the clinical and market opportunity of DX-88 in HAE.  This mutual agreement opens numerous opportunities to optimize the value of our now 100% ownership of the DX-88 franchise.”

2007 Guidance:

With respect to Dyax’s guidance for 2007, Stephen S. Galliker, Executive Vice President, Finance and Administration and Chief Financial Officer of Dyax, stated, “We continue to expect that existing cash, cash equivalents and short-term investments plus anticipated cash flow from product development revenues and collaborations will be sufficient to support our operating plans into 2008.  Our guidance for 2007 net cash consumption in operations is approximately $45 million, which includes payments we make under our recently completed Royalty Interest Assignment Agreement with the Paul Royalty Fund.  It is anticipated that our additional expenses on the DX-88 HAE program for the next year will be substantially offset by the $17 million payment from Genzyme.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, February 21, 2007
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 800-659-2056
International callers, dial 617-614-2714
Passcode 50851737
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through March 21, 2007 and may be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode for all callers is 25985263.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  Dyax has successfully completed three Phase 2 trials and a Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE).  A confirmatory study, known as EDEMA4, is planned and expected to begin in the first quarter of 2007.  DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S. for the treatment of acute attacks of HAE.

Independently, Dyax has successfully completed a Phase 1/2 trial of DX-88 for the prevention of blood loss during on-pump coronary artery bypass graft (CABG) procedures.  Dyax is initiating a Phase 2 trial for further development of DX-88 in on-pump cardiothoracic surgery (CTS), including CABG and heart valve replacement and repair procedures.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp.  These statements include statements regarding Dyax’s future cash resources; projected use of cash; antibody discovery technology; the ongoing clinical trials of DX-88 and Dyax’s plans for clinical development of other compounds; the effect of the termination of the joint venture with Genzyme on the timelines of the DX-88 program and on Dyax’s 2007 operating activities; and the prospects for ongoing and future collaborations and licenses.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following:  the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

EDEMA2, EDEMA3, Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a service mark for Dyax Corp.

- financial tables follow -

# # #

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands, except share and per share data)

Product development and license fee revenues	$3,164	$7,302	$12,776	$19,859

Operating expenses:
Research and development(1)	20,091	11,304	53,637	47,376
less: Research and development expenses reimbursed by joint venture	(3,870)	(3,871)	(16,100)	(20,688)
Equity loss in joint venture	2,611	2,731	10,352	11,952
General and administrative(2)	3,325	2,966	14,658	12,784
Total operating expenses	22,157	13,130	62,547	51,424

Loss from operations	(18,993)	(5,828)	(49,771)	(31,565)
Other income (expense)
Interest income	997	500	3,246	1,671
Interest expense	(2,190)	(281)	(3,798)	(1,050)
Total other income (expense), net	(1,193)	219	(552)	621

Net loss	$(20,186)	$(5,609)	$(50,323)	$(30,944)

Basic and diluted net loss per share	$(0.46)	$(0.15)	$(1.18)	$(0.87)

Shares used in computing basic and diluted net loss per share	43,698,807	38,013,511	42,532,466	35,455,782

(1)             Includes $333 and $1,249 of stock-based compensation expense for the three and twelve months ended December 31, 2006, respectively.

(2)             Includes $285 and $1,033 of stock-based compensation expense for the three and twelve months ended December 31, 2006, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	December 31,	December 31,
	2006	2005
	(In thousands)
Cash and cash equivalents	$11,295	$8,640
Short-term investments	47,169	42,024
Long-term investments	1,992	—
Restricted cash	11,517	4,408
Working capital	46,369	41,756
Total assets	88,173	75,917
Stockholders’ equity	23,461	40,938